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                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statements of Mirage Resorts, Incorporated on Form S-3 (File No. 2-87138), on Form S-3 (File No. 2-92051), on Form S-3 (File No. 2-96534), on Form S-3 (File No. 33-
5693), on Form S-8 (File No. 33-16037), on Form S-3 (File No. 33-16572), on Form
S-8 (File No. 33-48394), on Form S-8 (File No. 33-63804) and on Form S-3 (File No. 33-50559) of our report dated February 11, 1994 on our audits of the consolidated financial statements and financial statement schedules of Mirage Resorts, Incorporated as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, which report is included in this Form 10-K.


COOPERS & LYBRAND

Los Angeles, California
March 31, 1994





                                   EXHIBIT 23